Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Barbara K. Hembree
May 15, 2009	317.465.0445
bhembree@fhlbi.com

Federal Home Loan Bank of Indianapolis Announces

2009 First Quarter Dividends

Indianapolis, IN… On May 13, 2009, the Board of Directors (“Board”) of the Federal Home Loan Bank of Indianapolis (“FHLBI”) declared dividends on B-1 and B-2 stock at annualized rates of 2.25% and 1.80%, respectively. These dividends will be paid in cash on May 18, 2009. Under the FHLBI’s Capital Plan, dividends are ordinarily declared the 10th business day after the end of the quarter with payment made around the 15th business day. As previously announced, this time period was extended to allow for a substantial review of our private-label mortgage-backed securities (“MBS”) for potential other-than-temporary impairment (“OTTI”).

After the review of our MBS portfolio, we determined that four MBS were other-than-temporarily impaired in accordance with FSP FAS 115-2 and 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, which the Federal Home Loan Banks early adopted in the first quarter of 2009. Accordingly, we recognized a charge of $18.6 million in Other Income (Loss). Additionally, we recognized an impairment related to non-credit factors in Other Comprehensive Income of $128.7 million. This charge to Other Comprehensive Income does not affect Net Income. As a result of the OTTI charges, as well as lower net interest income due to narrower spreads on certain invested assets, and fair value adjustments made in accordance with SFAS 133 that resulted in a decrease in Net Gains (Losses) on Derivatives and Hedging Activities, Net Income decreased to $21.8 million for the first quarter of 2009, compared to $43.3 million for the first quarter of 2008.

The reduced dividend is prudent given the OTTI charges on the private-label MBS portfolio and the level of capital needed during this period of difficulty in the credit markets. This dividend is 1.75 percentage points lower than the rate paid in the previous quarter, but FHLBI management and our Board believe it is a competitive return considering the current low level of market interest rates.

Total Assets were $56.0 billion at March 31, 2009, a decrease of $0.9 billion or 1.5%, compared to $56.9 billion at December 31, 2008. Advances outstanding decreased by $3.4 billion or 10.7% during the first three months of 2009, for a balance of $27.9 billion at March 31, 2009. This decrease was partially offset by increases of $2.6 billion in Federal Funds Sold and $1.2 billion in our Held-to-Maturity Securities. Retained earnings increased to $285.9 million at March 31, 2009, compared to $282.7 million at December 31, 2008.

Over 68% of the FHLBI’s outstanding private-label MBS and ABS balance was rated AAA/Aaa at March 31, 2009. The weighted average FICO® score and average loan-to-value ratio recorded at origination for conventional loans in the Mortgage Purchase Program portfolio at March 31, 2009, were 748 and 71%, respectively.

More information on FHLBI’s financial results for the first three months of 2009 can be found on our Quarterly Report on Form 10-Q which was filed with the Securities and Exchange Commission on May 15, 2009. All amounts referenced as of and for the quarter ended March 31, 2009, are unaudited.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships, Serving Communities

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks headquartered in Indiana and Michigan. For more information about the FHLBI and its Affordable Housing Program, visit www.fhlbi.com.

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